Exhibit 10.1

CONFIDENTIAL TREATMENT

COOPERATIVE AGREEMENT FOR
DEVELOPMENT, MANUFACTURE, MARKETING AND SALE OF PRODUCTS TO THE CLASS 1 AND 2 VEHICLE MARKETS INCORPORATING ITERIS’S LDWS TECHNOLOGY

between

                Iteris, Inc., a corporation duly existing and organized under the laws of the State of Delaware USA, having its corporate offices at 1515 S. Manchester Avenue, Anaheim, CA 92802-2907, USA,

hereinafter referred to as “ITERIS”

and

                Valeo Schalter und Sensoren GmbH, a company duly existing and organized under the laws of Germany, with authorized capital of 2,500,000 Euros, having its registered office at Stuttgarter Str. 119, 74321 Bietigheim-Bissingen, Germany, registered with the Commercial Register of Vaihingen/ Enz under the number HRB 1795-Bes, hereinafter referred to as “VALEO”.

Background

A.            Iteris has developed and is manufacturing, marketing, and delivering, among other items, products incorporating its LDWS Technology for automotive and truck use.

B.            Valeo is a company of the Valeo Group which, headquartered in Paris, is one of the top automotive suppliers worldwide developing, manufacturing and selling a variety of products.

C.            Effective May 14, 2001, Iteris and Valeo executed the Cooperative Agreement for Development, Manufacturing, Marketing, and Delivery of Products Incorporating Iteris’s AutoVue™ Sensor and Valeo’s Rain Sensor Technologies (“Previous Agreement”) addressing Iteris’s and Valeo’s desires to cooperate with each other to combine their respective technologies, talents, know-how, marketing capabilities, and resources to develop, manufacture, market and sell automotive products for various Original Equipment Manufacturers based upon Iteris’s AutoVue™ sensor technology and Valeo’s rain sensor technology.

D.            The intent of the Parties under this Agreement is to terminate the Previous Agreement and replace it with this Agreement wherein Iteris will grant to Valeo, subject to the terms and conditions herein, specific rights, including to develop, manufacture, market and sell products incorporating Iteris’s Lane Departure Warning System (LDWS) Technology for the worldwide Class 1 and 2 vehicle markets including OEM, Tier 1, and Aftermarket. Iteris will retain all rights for developing, marketing and selling products incorporating Iteris’s LDWS Technology for Class 3 through 8 vehicles.

Therefore, the Parties agree as follows:

Iteris and Valeo Proprietary Information

Article 1
Subject of Agreement/Supersedure

1.1                                 The subject of this Agreement is the definition of the rights, obligations, terms and conditions relative to the cooperation between the Parties for the development, manufacture, marketing and sale of Products incorporating Iteris’s LDWS Technology to the Class 1 and 2 vehicle markets.

1.2                                 As of September 1, 2003 (the “Effective Date”) of this Agreement, the Previous Agreement, Cooperative Agreement for Development, Manufacturing, Marketing, and Delivery of Products Incorporating Iteris’s AutoVue™ Sensor and Valeo’s Rain Sensor Technologies, is terminated by mutual agreement of the Parties and is superseded by this Agreement. Purchase Orders either existing or pending between Valeo and Iteris under the provisions of the Previous Agreement for development labor and/or support shall be amended by mutual agreement to only address efforts through September 1, 2003.

Article 2
Definitions

2.1                                 “Affiliate” shall mean any company under the direct or indirect control of a Party or having such control over such Party or being under such control jointly together with such Party.

2.2                                 “Aftermarket” shall mean the collective market for automotive products and services installed or performed after manufacturing and sale to the end user or dealer is complete by the OEM and includes, but is not limited to Tier 1 suppliers, dealers, distributors, resellers, customers, and users of such products or services.

2.3                                 “Agreement” shall mean this Agreement along with its Exhibits and Amendments (if any).

2.4                                 “Application Software” shall mean software which operates in the selected host operating system environment that implements algorithms based upon inputs received and that provides outputs.

2.5                                 “Background Technology” shall mean drawings, data, know-how, trade secrets, confidential information, inventions, software, and other technical information and technology, and any intellectual property rights to such information or technology including, but not limited to patents, copyrights, data base rights and trade secret rights, other than Foreground Technology.  Iteris’s Background Technology includes the Background Technology that comprises any portion of Iteris’s LDWS Technology, that is required to use, develop, manufacture, market, and sell Iteris’s LDWS Technology, or that otherwise improves Iteris’s LDWS Technology, including improvements under Article 10.1(a) below. Iteris represents that prior to signature of this Agreement that it has provided to Valeo a schedule listing Iteris’s Background Technology that Iteris shall update from time to time or as reasonably requested by Valeo. Valeo has not made, and will not make, available to Iteris any Background Technology, except with Iteris’s prior and express written consent.

2.6                                 “Class 1 and 2 Vehicles” shall mean automobiles and light trucks up to 10,000 pounds gross vehicle weight and any derivative (e. g., Sport Utility Vehicle).

2.7                                 “Class 1 and 2 Vehicle Market” shall mean all Customers including OEM, Tier 1, and Aftermarket engaged in the manufacture of Class 1 and 2 vehicles and/or systems, assemblies, accessories or components for Class 1 and 2 vehicles.

2.8                                 “Class 3 through Class 8 Vehicles” shall mean all vehicles over 10,000 pounds gross weight.

2.9                                 “Class 3 through Class 8 Vehicle Market” shall mean all Customers including OEM, Tier 1, and Aftermarket engaged in the manufacture of Class 3 through Class 8 Vehicles and/or systems, assemblies, accessories or components for Class 3 through Class 8 Vehicles.

2.10                           “Concept Competition Phase” shall mean the phase and related efforts prior to P1 development where conceptual Products are competitively defined and marketed to various Customers to develop sales potential.

2.11                           “Customer” shall mean any customers to whom Products may be marketed and sold, including the various OEM, suppliers and Aftermarket (whether involved in the independent or original equipment arena) customers. When this Agreement refers to a specific Customer (e.g., in defining the term of the royalty obligations in Article 7.3(b)(ii) and the scope of the surviving license rights identified in Article 9.3.), such references shall be limited to a business unit focusing on a certain vehicle model or family of models, which are sold under a common brand, such as the customer names in the following list:

Class 1-2 Vehicle OEM Customer List
List based upon Customer structure as of the Effective Date.

NO.	CUSTOMER NAME	AFFILIATION	NOTES
01	GM North America	General Motors	Includes Buick, Cadillac, GMC, Oldsmobile, Pontiac, & Saturn brands
02	GM Shang-hai	General Motors
03	GM Holden	General Motors
04	GM South America	General Motors
05	Opel	General Motors
06	Saab	General Motors	Independent
07	Fiat	General Motors
08	Suzuki	General Motors

09	Isuzu	General Motors
10	Fuji Heavy Industries	General Motors
11	SIA	General Motors
12	Daewoo	General Motors
13	Chrysler	DaimlerChrysler	Includes Chrysler, Dodge, and Jeep brands
14	Mercedes-Benz	DaimlerChrysler
15	Mitsubishi	DaimlerChrysler
16	Hyundai	DaimlerChrysler
17	Fiat	Fiat
18	Ford North America	Ford Motor Co.	Includes Ford, Lincoln, & Mercury brands
19	Ford Europe	Ford Motor Co.
20	Premier Auto Group	Ford Motor Co.	Includes Volvo, Land Rover, Jaguar, & Aston Martin brands
21	Mazda	Ford Motor Co.
22	Nissan	Renault Nissan	Includes Nissan and Infinity brands
23	Renault / Renault Dacia	Renault Nissan
24	Renault Samsung	Renault Nissan
25	Toyota	Toyota Motors	Includes Toyota and Lexus brands
26	Daihatsu	Toyota Motors
27	Honda	Honda Motors	Includes Honda and Acura brands
28	PSA	PSA	Includes Peugeot & Citroën brands
29	BMW	BMW Group
30	Volkswagen	Volkswagen	Includes Volkswagen, Audi, SEAT, & Skoda Brands

                                                Any changes in the scope of coverage or identity of a particular Customer identity that may affect the rights or obligation of the Parties under this Agreement shall be reflected at the time of such change. The Parties agree that the above list may not be exhaustive as to relevant Customers and should any additional Customer need to be reflected to effect the purposes of this Agreement that the Parties will update the list in a mutually agreeable manner.

2.12                           “Foreground Technology” shall mean all drawings, data, know-how, trade secrets, confidential information, inventions, software and other technical information or technology developed within the scope of the cooperation between the Parties under this Agreement, during its term, by Iteris, Valeo or both Parties jointly, and any intellectual property rights to such information or technology including, but not limited to patents, copyrights, data base rights and trade secret rights. Foreground Technology shall not include any Background Technology.

2.13                           “AutoVue™ Operations” shall mean all engineering, development, manufacturing, sales, and marketing operations, personnel and other assets (whether owned or licensed, and if licensed, subject to the terms of such license, except to the extent any such license provides for consideration to any Iteris Affiliate) solely or substantially dedicated to the development, manufacture, or sale of products for the automotive and/or truck industries that incorporate or implement Iteris’s vision-based sensor and related technology, know-how and intellectual property and shall include Iteris’s LDWS Technology, which Iteris may, at its sole discretion and at any time, transfer to an Affiliate. Any costs associated with such transfers, including charges related to the transfer or ongoing use or license of any technology, shall be the sole responsibility of Iteris and not chargeable to Valeo.

2.14                           “Iteris’s Lane Departure Warning System (LDWS) Technology” shall mean the LDWS Technology developed or acquired by Iteris that is vision-based, i.e., uses a video or digital camera (as opposed to radar or infrared techniques) to view and analyze a 2-dimensional image of the roadway, optical sensor image enhancement, installation and manufacturing techniques, and software algorithms to implement Lane Departure Warning System Technology.

2.15                           “Lane Departure Warning System (LDWS) Technology” shall mean technology that detects and tracks lane markings, calculates trajectory, and provides outputs based upon vehicle position relative to the lane markings.

2.16                           “OEM” shall mean Original Equipment Manufacturer and for the purposes of this Agreement generally refers to the various worldwide Class 1 and 2 vehicle manufacturers.

2.17                           “Operating System Software” shall mean software developed or otherwise provided by Iteris that operates the system processor of the Products and that hosts the Application Software.

2.18                           “P0, P1, P2, and P3 Development” shall be defined as follows for the purposes of this Agreement:

P0-                               development activities related to a Product that is currently in series production. Support includes activities to improve production processes, reliability, and maintenance and to replace obsolete parts.

P1-                               development activities related to preparing a specific Product for series production. Support includes activities to customize interfaces to specific Customer products, A — D sample development, qualification testing, and sales/marketing to current and prospective customers for the Product.

P2-                               development activities, which are not for a specific Customer , for new generation replacement LDWS technologies or for non-LDWS technologies.

P3-                               development activities for general research and identification of new technologies.

2.19                           “Party” or “Parties” are respective generic references to either Iteris or Valeo in the singular tense or to both Iteris and Valeo in the plural tense.

2.20                           “Product” or “Products” are equivalent names for the applications for the Class 1 and 2 Vehicle Market incorporating LDWS Technology; excluding those applications performing functions other than those specific to LDWS Technology. Product or Products shall not include lane departure warning applications outside the scope of LDWS Technology, such as radar or infrared based applications.

2.21                           “Tier 1” shall mean those manufacturers and/or suppliers recognized in the automotive industry as direct suppliers to OEMs.

2.22                           “Unit Sales Price” or “Unit Sales Prices” shall mean the unit price or prices for Products paid to Valeo, its Affiliates or permitted (if any) assigns or sublicensees by an individual Customer less all amounts attributable to (a) discounts, (b) duties and customs charges, (c) taxes remitted to seller or required to be charged by seller and (d) insurance, shipping and handling.

Article 3
Iteris Support for Valeo Customer-Specific Development (P1) and Concept Competition Phase Activities

3.1                                 Valeo shall provide funding for a minimum of the time period set forth in Article 3.3 through March 31, 2008 (the “Initial Term”) for Iteris personnel and direct expenses for engineering, marketing, and sales support as described in Article 3.2(a) below for Valeo customer-specific development (P1) and  Concept Competition Phase activities.

3.2                                 The general responsibilities of the Parties shall be as follows:

a.                                       Iteris will provide engineering, marketing, and sales support under the general direction of the Valeo Project Manager and within the funding limitations established by the respective purchase order issued by Valeo or such increases authorized in writing by the Valeo Project Manager. Engineering, marketing, and sales support will include, but not necessarily be limited to:

(1)                                  Electronic design of hardware, Operating System Software, and Application Software;

(2)                                  Adapting electronic design to provide Product functions;

(3)                                  Application engineering support for LDWS Technology component of Products;

(4)                                  Implementing customer-specific features and/or modifications in electronics design and Application Software;

(5)                                  Supporting Valeo Product qualification testing;

(6)                                  Providing general engineering, marketing and sales support during the Concept Competition Phases for various Customers; and

(7)                                  Providing P0, P2, P3 or other support as Valeo may reasonably request within the general scope of this Agreement or otherwise if necessary to maintain minimum team size.

Throughout the Initial Term, Valeo will assume responsibility for the above services in a mutually acceptable manner and timeframe.

b.                                      Valeo will provide a Project Manager to manage the customer-specific development and Concept Competition Phase projects, to provide general direction of Iteris activities within the funding limitations established by the respective purchase order and to review and authorize, if appropriate, increases to funding as needed to achieve development schedules and goals. Valeo may locate the Project Manager at its convenience (including on-site) and substitute the Project Manager at its discretion.  In addition Valeo will:

(1)                                  Provide mechanical design of Product housing and physical interface to vehicle;

(2)                                  Provide production Engineering/Quality Control;

(3)                                  Provide technical support to Iteris as necessary for separately developed or acquired features (if any) to be included in a Product;

(4)                                  Lead Product qualification testing for Customers;

(5)                                  Manufacture and distribute Products;

(6)                                  Serve as primary liaison with Customers; and

(7)                                  Use commercially reasonable efforts to market and sell Products incorporating Iteris’s LDWS Technology to Customers in the Class 1 and 2 Vehicle Market.

(8)                                  Develop, in consultation with Iteris, a marketing plan to promote Valeo’s sales of Iteris’s LDWS Technology to Customers in the Class 1 and 2 Vehicle Market, which marketing plan shall be updated as needed from time to time.

3.3                                 Minimum Iteris team sizes and billing rates:

	Equivalent	Billing
Year	No. of Persons	Rate
1: 09/01/03—03/31/04*	8	US$†/hour (equivalent to $† per year per employee)
2: 04/01/04—03/31/05	7	US$†/hour (equivalent to $† per year per employee)
3: 04/01/05—03/31/06	6***	US$†**/hour
4: 04/01/0 —03/31/07	5***	US$†**/hour

5: 04/01/07—03/31/08	4***	US$†**/hour

*For purposes of this Agreement, Year 1 is a 7 month term.

** Rates per hour in years 3 through 5 are subject to negotiation. Re-evaluation will be based on Iteris average yearly salary increase, provided that if such increases exceed the local market norms that the Parties will mutually evaluate the circumstances justifying such increases.

*** Minimum team sizes for years 3, 4 and 5 are indicative numbers and subject to review 6 months prior to start of each respective year.

3.4                                 Valeo purchase orders issued to provide the funding specified in this Article 3 shall be issued annually on a time and material basis to fund at least the minimum level of effort specified in Article 3.3 above each year plus an allowance for other direct expenses such as material and travel. All non-labor direct expenditures (including material and travel) in excess of such allowance shall require the advance written approval of the Valeo Project Manager prior to being incurred.  All labor shall be level-loaded by month. Any increased level of effort authorized by the Valeo Project Manager that results in a projected increase in the annual amount shall be supported by an increase in authorized funding to avoid gaps in funding the minimum level of effort in later months.

3.5                                 Articles 3.3 and 3.4 above provide an agreed minimum level of effort for Iteris support for the Initial Term, subject to the annual assessment as stated in Article 3.3. The agreed minimum level of effort shall be subject to the following reviews and adjustments:

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

Review Date	Milestone	Adjustments
September 2003	Customer A (Zeus) Production Order 1	If milestone is not achieved, funding will remain unchanged but efforts may be redirected to focus on other opportunities.
March 2004	Customer B Letter of Intent/Production Commitment	If milestone is not achieved, funding will remain unchanged but efforts may be redirected to focus on other opportunities.
June 2004	Customer C Letter of Intent/Production Commitment Customer A (Zeus) Production Order 2	If milestone is not achieved, funding will remain unchanged but efforts may be redirected to focus on other opportunities.
September 2004	Continued Strong Market Potential	If milestone is not achieved, funding reduction will be considered to be effective April 2005.
September 2005	Continued Strong Market Potential	If milestone is not achieved, funding reduction will be considered to be effective April 2006.
September 2006	Continued Strong Market Potential	If milestone is not achieved, funding reduction will be considered to be effective April 2007.
April 2007 and subsequent annual periods	Continued Strong Market Potential	Evaluate current market and negotiate funding for extension of agreement.

3.6                                 Iteris will submit monthly invoices for labor and other direct expenses on a time and material basis as follows: (a) at the hourly rates for labor specified in Article 3.3 and (b)†. Payment from Valeo to Iteris will be in US dollars, net 30 days after receipt of invoice.  Payment shall be by electronic transfer of funds through a major U. S. correspondent bank to:

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† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

Article 4
Responsibility for Costs

Except for Valeo funding of Iteris Support for Valeo Customer-Specific Development (P1) and Concept Competition Phase Activities, each Party shall bear its own costs and expenses that it incurs in connection with this Agreement.

Article 5
Relationship Between Parties

5.1                                 This Agreement shall not constitute, create, give effect to or otherwise be construed as a joint venture, pooling arrangement, partnership or formal business organization of any kind.  The Parties shall be deemed to be independent contractors and the employees of one shall not be deemed to be employees or agents of the other. Neither Party shall be entitled to act in the name or on behalf of the other Party.

5.2                                 All Iteris employees involved in the implementation of this Agreement shall be employees of Iteris and not considered employees or co-employees of Valeo for any reason (including compensation, benefits, unemployment coverage and any employment related rights).

5.3                                 Each Party shall obligate all of its employees and outside contractors to acknowledge in writing the confidentiality of all information relevant to the scope of such employee or contractor’s services and require, to the greatest extent permitted by law, that all such information be protected and maintained in confidence and not disclosed or used other than in connection with the employment or outside contractor relationship with the Party.

5.4                                 The Parties agree, without charge to the other Party, to execute, and to have their respective employees concerned execute, all lawful documents and to make, and to have their respective employees concerned make, all lawful oaths (including any necessary assignments or other property transfer documents) required to prepare, file and prosecute applications for protecting Foreground Technology, and to cooperate, and to have their respective employees concerned cooperate, to provide such truthful evidence and testimony as may be required to support such applications and the granting and maintenance of any rights in Foreground Technology.  Each Party warrants that its employees involved in the activities controlled by this Agreement are under obligation to comply with the terms of this Article.

5.5                                 The Parties each will be responsible for all obligations (including obligations for compensation for inventions) in relation to their own employees, employees of their respective Affiliates and all contractors or consultants engaged by such Party and named as an inventor in any Foreground or Background Technology.

Article 6
Proprietary Information

It is recognized that in the event the Parties desire to exchange information, technology or other items pursuant hereto, such exchange may be subject to each Party’s ability to obtain export license therefor from its respective government. Each Party shall comply with such requirements and obtain and maintain approvals under each Party’s respective government’s export regulations (if any) in meeting the objective of this Agreement. Exchange of proprietary or confidential information between the Parties shall be in accordance with the obligations of confidentiality set forth in the Mutual Nondisclosure Agreement executed between the Parties effective June 30, 2000, which is incorporated herein by reference to the extent consistent with this Agreement, provided both Parties shall be entitled to disclose Information received from the other Party to any of its Affiliates (provided that such disclosure is consistent with applicable government requirements and such Affiliates comply with the obligations contained in said Mutual Non-Disclosure Agreement). The Parties agree to extend the term of the Mutual Non-Disclosure Agreement to the expiration or termination of this Agreement; provided that all disclosures covered by the Mutual Nondisclosure Agreement shall be subject to the terms of such agreement for ten years subsequent to initial disclosure or five years from termination of this Agreement, which ever is shorter.

The Parties shall not disclose in any patent application, or in the course of prosecuting any patent application, any proprietary or confidential information of the other Party that is confidential except with prior written permission of the other Party. Notwithstanding the above, the Parties will cooperate with each other to assure that the best mode provision of 35 U.S.C. Section 112 is met as to any patent application.

Article 7
Results of R & D Work, Intellectual Property Rights, Licensing

The following provisions shall apply to the rights and obligations of the Parties with respect to the results of the development work under this Agreement:

7.1                                 Background Technology

Each Party shall retain ownership of its Background Technology; and unless otherwise specifically provided herein, neither Party grants the other any license to its Background Technology. For purposes of clarification, without limitation, neither Party shall be permitted to use the other Party’s Background Technology to manufacture, use or sell Products, except as expressly provided otherwise herein.

7.2           Foreground Technology

a.                                       From the Effective Date and thereafter, all Foreground Technology shall be jointly owned by Iteris and Valeo.

b.                                      The Parties will reasonably pursue registered protection of the Foreground Technology, including patent protection to protect inventions, and will each consult with the other Party to determine whether and in which countries protection shall be sought, which Party shall bear the responsibility (including any expense) for pursuing the protection and maintaining any resulting right (e.g., patent), the desired scope of protection, and which Party shall control prosecution of any application for such right.

c.                                       If it is determined that only one Party wishes to file or maintain an application to protect Foreground Technology in a country, then the non-filing Party will assign its interest in the rights following from such filed or maintained application in that country to the other (who shall own it exclusively) with the non-filing Party retaining a non-exclusive license (with the right to sub-license within the scope of this Agreement) under any resulting right in such country.  Royalties payable shall be as set forth in Article 7.3(b).  Where only one Party files an application under this part, that Party shall bear all expenses.

d.                                      During the term of this Agreement, the Parties agree that they will not grant any license or right under or otherwise alienate or encumber their respective interest in any jointly owned Foreground Technology, without the prior written approval of the other joint owner except that Iteris may license, alienate or encumber rights that do not cover applications for Class 1 and 2 Vehicles and Valeo may license, alienate or encumber rights that do not cover applications for Class 3 through 8 Vehicles. Either Party may, without prior written approval, in a limited license, grant to its Affiliates the right to use Foreground Technology to the extent that the licensing Party itself is permitted to use the Foreground Technology under this Agreement, subject to all limitations and restrictions (including, but not limited to, obligations related to accounting and royalties).  In the absence of an agreement otherwise, which the Parties agree to negotiate in good faith, any royalties paid by any third party for a license to any jointly owned Foreground Technology for which the written approval of the other Party is required will be shared equally by the Parties. Royalties paid by any third party for a license to any jointly owned Foreground Technology for which the written approval of the other Party is not required or any royalties paid specifically for any exclusively owned rights in Foreground Technology under Article 7.2(c), will not be shared or accounted for as between the Parties. Following the expiration or any termination of this Agreement, each Party may use and enforce its rights in the jointly owned Foreground Technology without restriction and without any reporting or accounting obligation to the other Party.

e.                                     No Party shall abandon the prosecution or maintenance of any patent or patent application with respect to any Foreground Technology under its control, without notifying the other Party of such fact in reasonable time, and in no event less than forty-five (45) days prior to any relevant deadline for filing or other action, for the other Party to assume prosecution or maintenance of such patent or patent application if it so desires. If such other Party assumes prosecution or maintenance of such patent or patent application, it shall thereafter have the same rights and obligations relative to such patent or patent application as the exclusive owner and such patent or patent application shall be assigned to such other Party, subject only to a royalty free, non-exclusive license (with rights to sub-license limited to purposes related to Class 1 and 2 Vehicles only for Valeo and Class 3 through 8 Vehicles for Iteris) to the assigning Party under any resulting right.

f.                                         Representatives of the Parties shall meet in person at least once each calendar quarter, during the term of this Agreement to review intellectual property issues that may require attention under this Agreement, including but not limited to the identification of any new inventions, the status of prosecution of intellectual property rights, the identification of any third party intellectual property rights that may require attention, the coordination and development of an intellectual property strategy, the identification of any disputes or potential disputes with third parties, the identification of any requirements for designing around intellectual property rights of a third party, and the status of any other matters reasonably relating to the above matters. The designated representatives of the Parties shall make necessary and appropriate recommendations to the Parties in order that the Parties can take reasonable measures pursuant to this Article 7.2(f).

                                                The designated representatives shall jointly recommend selection of appropriate legal counsel for performing or otherwise taking any necessary or appropriate legal action.

                                                The designated representatives shall jointly recommend a fair and equitable allocation of expense sharing to assure timely and reasonable payment of expenses incurred in connection with the execution of any intellectual property strategy (including but not limited to the prosecution and maintenance of individually or jointly owned intellectual property rights, and the cost of procuring legal advice to help assure freedom to practice technology in view of third party patents).

7.3                                 Licenses to Technology

a.                                       Iteris hereby grants to Valeo a nontransferable, worldwide license under Iteris’s Background Technology to use, develop, manufacture, have manufactured, market and sell, the Products in the Class 1 and 2 Vehicle Market (the “Iteris License”). Except to the extent the Iteris License is rescinded or revoked by earlier termination of this Agreement as specified in Article 9 below, the Iteris License shall be Exclusive to Valeo for the period of the Initial Term, where “Exclusive” means that Iteris shall not, with respect to the Class 1 and 2 Vehicle Market, use, develop, manufacture, have manufactured, market or sell Products that include Iteris’s Background Technology, nor shall Iteris license its Affiliates or third parties to use Iteris’s Background Technology in a manner prohibited to Iteris; provided that during the period of the Initial Term, Iteris shall retain (i) only the rights to use and develop Iteris’s Background Technology solely with respect to fulfilling its obligations to Valeo under this Agreement and (ii) unrestricted rights to use, develop, manufacture, market and sell Iteris’s Background Technology solely with respect to Products in the Class 3 through 8 Vehicle Market and any other products that do not compete with Products in the Class 1 and 2 Vehicle

                                                Market.  Upon payment in full of the Worldwide Technology Access Fee as described in Articles 7.3(d) or 9.3(a) below and subject to Article 7.3(e) below, the Iteris License shall become Exclusive to Valeo in perpetuity.

b.                                      Valeo shall pay to Iteris a Product royalty†.

                                                Such royalties shall be paid:†

To the extent the Product is part of a module or system that performs functions other than those directly the result of LDWS Technology, the Parties will negotiate in good faith to determine an appropriate portion of the module or system price for purposes of establishing Unit Sales Price for calculation of the royalty.

There shall only be a single royalty for Iteris’s LDWS Technology due for sale of a Product even if a Product is covered by more than one intellectual property right. In this Agreement, Valeo shall not have any obligation to pay Iteris a royalty for any lane departure warning applications other than vision-based LDWS Technology (e.g., radar or infrared).  Iteris agrees not to enforce any intellectual property rights it may own against Valeo’s Affiliates, suppliers and customers for any uses or applications of intellectual property that result from rights granted by Valeo within the scope of the Iteris License.

Product royalty payments by Valeo to Iteris shall be payable †. Each Product royalty payment shall be supported by written documentation certified by an authorized Valeo representative showing calculation of royalty amount owed. Iteris shall have the right to audit at reasonable times and upon at least ten-(10) days advance notice and subject to an obligation of confidentiality calculations and underlying documentation for a period of two (2) years after receipt of payment. Unless otherwise notified in writing, payment by Valeo shall be by electronic transfer as described in Article 3.6 above.

c.                                       Intentionally omitted.

d.                                      As compensation for the perpetual and Exclusive rights to the Iteris License as provided in Article 7.3(a) above, Valeo shall pay to Iteris a Worldwide Technology Access Fee (“WTAF”) in the amount of $†. Payment provides for access to and use by Valeo to Iteris’s executable object code and complete source code (including algorithms) in accordance with the following milestones. Valeo may only use executable object code, source code and algorithms within the scope of the licenses and ownership allocation provided in this Agreement and on the conditions that such use will, if Products are sold, result in payment of royalties to Iteris under this Agreement. Unless otherwise notified in writing, payment by Valeo shall be by electronic transfer as described in Article 3.6 above (subject to the termination provisions set forth below).  In connection with such access,

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

                                                Valeo shall receive at least electronic copies of each deliverable together with any other information as may be necessary for Valeo to successfully employ such code.

Description/deliverable	Amount	Payment /Delivery date

Worldwide Technology Access Fee:

†

†

†

†

Upon receipt of the respective payments, Iteris will provide to Valeo software code as it existed ten (10) days before the specified delivery date, consisting of Foreground Technology developed under this Agreement and Background Technology that (i) comprises or constitutes Iteris’s LDWS Technology, (ii) is required to use Iteris’s LDWS Technology, or (iii) improves Iteris’s LDWS Technology, including improvements under Article 10.1(a) below.  Iteris agrees to provide reasonable technical services to Valeo after the delivery date to allow Valeo to access the provided code for its intended purpose.  The Parties intend that Iteris will provide Valeo with the most up to date version of the code at each delivery date.  At each delivery of executable object code, Iteris agrees to supply the underlying source code to a mutually agreeable software escrow.  Costs associated with the escrow shall be born by Valeo.

e.                                       If at any time Valeo (i) abandons the development, manufacture, sale, or distribution of Products for a period in excess of four (4) months (provided such manufacture, sale or distribution had already commenced and that abandonment shall not include interruption caused by a third party or an event beyond Valeo’s control); (ii) commences manufacture, sales or distribution of Products incorporating vision-based LDWS Technology other than Iteris’s LDWS Technology, or (iii) otherwise fails for a continual period of four (4) months to use its commercially reasonable efforts to develop, market and sell Products incorporating Iteris’s LDWS Technology, the Iteris License granted by Iteris under Article 7.3(a) above shall become non-exclusive and Iteris shall be free to develop, market, sell and distribute Products incorporating Iteris’s LDWS Technology for the Class 1 and 2 Vehicle Market and/or license others to do so. To implement this Article 7.3(e), Iteris must notify Valeo in writing of the alleged occurrence of such event (i), (ii) or (iii) and Valeo must fail to cure such alleged occurrence within thirty (30) days of receipt of such notice. The occurrence of the

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

                events described in (i) and (iii) above during the term of this Agreement shall be considered as a basis for terminating this Agreement pursuant to Article 9.2(c)(1).

f.                                         If the Iteris License becomes non-exclusive for any reason under this Agreement, the applicable Product royalty payable by Valeo for any remaining obligations thereafter shall be the lower of †

g.                                    In the event that any intellectual property rights accrue to one Party, which are not specifically contemplated by the Agreement herein and which would literally or by equivalents cover subject matter that is being developed and/or commercialized by the other Party, the Parties agree to enter into good faith negotiations regarding a non-exclusive license under such intellectual property rights at a reasonable royalty for the purpose of affording the continued development and/or commercialization of Foreground Technology by such other Party. In any event, to the extent that a Party already pays a royalty to another Party for any such subject matter, no additional royalty shall be owed.

The Parties acknowledge that the right to use Foreground Technology is limited to circumstances where a license to Background Technology of the other Party is not required. Valeo’s right to use Iteris’s Background Technology is solely governed by the Iteris License.

7.4.                              Enforcement.

                                                In the event that it is believed that any third party is infringing rights in any of the Background Technology or the Foreground Technology then, before either Party confronts the third party, the Parties agree to meet and negotiate in good faith a strategy for enforcement of the rights, to determine the roles and responsibilities of the Parties, to determine expense sharing, to determine allocation of sharing of proceeds and other matters related to such enforcement. In the event that the Parties are unable to reach an agreement based upon such meeting, then the right to enforce rights in Background Technology or the Foreground Technology for Class 1 and 2 Vehicle applications shall reside primarily in Valeo, and the right to enforce rights in Background Technology or the Foreground Technology for Class 3 through 8 Vehicle applications shall reside primarily in Iteris. Further, absent an agreement, the Parties shall share in any recovery on a pro rata basis relative to the pro rata portion of litigation expenses paid by each Party. The Parties agree to provide reasonable assistance and cooperation in any proceeding. Notwithstanding the above, in the event that enforcement is sought to be undertaken while Valeo is a non-exclusive licensee under rights in the Background Technology, then the right to enforce such rights shall reside entirely in Iteris, and Valeo shall be entitled to no share of Iteris’s recovery; provided that Valeo may, at its own expense, make a claim against an infringer for any damages that it may have suffered separate and apart from Iteris’s damages. Iteris agrees to reasonably cooperate with Valeo’s efforts to make such a claim. Nothing herein shall require a Party in which the primary right of enforcement

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

                                                resides to pursue any enforcement, and if such Party elects not to enforce rights, then the other Party shall be entitled to enforce rights at its sole expense and shall be entitled to the entirety of any recovery.  Valeo shall be entitled to register this agreement in those countries that require license registration for participation in litigation.

7.5                                 The parties agree to negotiate in good faith regarding the use of the AutoVue™ trademark by Valeo.

Article 8
Liability/Indemnity/Representations

8.1                                 The employees or representatives of each Party shall obey all pertinent rules and regulations of the other Party while on the premises of the other Party.  Each Party shall defend,  indemnify and hold harmless (including for reasonable attorney’s fees and costs) the other Party against all claims for bodily injuries, including health, or damage to property caused by a negligent act or omission of the indemnifying Party or its employees arising under or in connection with this Agreement, provided that the indemnifying Party is promptly notified of such claims, given all evidence in the indemnified Party’s possession, and given reasonable assistance in and sole control of the defense and all negotiations for settlement or compromise thereof.

8.2                                 Each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (the “Indemnified Party”) from and against any losses, damages or claims (including reasonable attorneys fees and costs) (“Losses”) arising out of or related to any breach of any representation, warranty or covenant under this Agreement by the Indemnifying Party, provided that the Indemnifying Party is timely notified of such claims and given reasonable assistance in and sole control of the defense and all negotiations for settlement or compromise thereof.

8.3                                 In the event a claim is received by one Party that alleges the Products or any part thereof infringes upon the patent, copyright, trademark or proprietary rights of others, the receiving Party shall immediately notify the other Party in writing of such claim. The Party who has developed the Background or Foreground Technology that is the subject of the claim shall be authorized the sole power to defend or settle such claim, and exercise its reasonable commercial efforts to procure for the other Party the right to use the Products or modify or replace the Products to avoid infringement. The other Party will cooperate, at its own expense, in the defense of any such claims as reasonably requested by the defending Party. The Party who has developed the Background or Foreground Technology that is the subject of the claim shall defend, indemnify and hold the other Party harmless from any damages resulting from a final judgment of infringement. In the event jointly developed Foreground Technology is the subject of the claim, the Parties shall agree on who shall assume the defense and how any costs relating to the defense as well as any damages shall be shared among the Parties.

8.4                                 Each Party shall be liable under this Agreement to the extent of its contributory actual liability, regardless of the form of action giving rise to such liability (whether in contract, tort or otherwise). IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY

                                                INDIRECT, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES OF THE OTHER PARTY OR ANY THIRD PARTY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR ARE CAUSED AS A CONSEQUENCE OF THE NEGLIGENCE OF THE PARTY OR OTHERWISE.

8.5                                 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. VALEO AGREES THAT IT WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITERIS’S LDWS TECHNOLOGY OTHER THAN THOSE WHICH ARE SPECIFICALLY APPROVED BY ITERIS IN WRITING; PROVIDED THAT ITERIS SHALL NOT UNREASONABLY WITHHOLD SUCH APPROVAL.

8.6                                 Iteris representations, warranties and covenants:

a.                                       Iteris represents and warrants that it is the owner of the entire, right, title and interest in the Iteris’s LDWS Technology, or has otherwise acquired rights to license all intellectual property rights to Valeo that are necessary for the purposes of this Agreement, including but not limited to the United States and foreign copyrights and patent applications corresponding thereto and in the inventions described and claimed therein.  Iteris has complete and unrestricted authority, and, except for the jointly-owned patents/patent applications with †, the sole authority, to issue licenses under Iteris’s LDWS Technology, and Iteris has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Valeo. Iteris/† jointly-owned patents/patent applications that are part of Iteris’s LDWS Technology are as follows: †.  Iteris represents and warrant that is has all necessary rights to license the Iteris /† jointly-owned patents / patent applications under this Agreement.

b.                                      Iteris represents and warrants that it has no knowledge of any actual or potential infringement of any intellectual property rights of a third party that might result from the proposed practice by Valeo of Iteris’s LDWS Technology, and no claims have been asserted against Iteris that Iteris’s LDWS Technology violates any intellectual property rights of any third party.

c.                                       Iteris shall use commercially reasonably efforts to respect to the valid and enforceable intellectual property rights of third parties and to design around any patent that is reasonably believed to pose a risk to the freedom of Valeo to practice Iteris’s LDWS Technology and to reasonably apprise Valeo of any intellectual property right issued to a third party that may pose a risk to the freedom of Valeo to practice Iteris’s LDWS Technology.

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

8.7                                 In connection with the mutual obligations of the Parties hereunder, each Party shall maintain insurance coverage in amounts not less than the following: (a) Comprehensive General Liability (including Products/Completed Operations and Blanket Contractual Liability) limits in the amounts of $1,000,000 combined bodily injury and property damage per occurrence; and (b) Commercial Umbrella limits in the amount of $5,000,000 per occurrence and $10,000,000 annual aggregate.  In addition, Iteris shall maintain Information Technology Errors and Omissions insurance coverage with limits not less than $10,000,000 per claim and aggregate of claims. Upon request, each Party shall furnish certificates of insurance to the other Party setting forth the amounts of coverage, policy numbers and dates of expiration for insurance maintained pursuant to this paragraph. Such certificates shall provide that the other Party will receive thirty (30) days prior written notification from the insurer of any cancellation or termination.

Article 9
Term of Agreement

9.1                                 This Agreement shall be effective as of the Effective Date and shall remain in force for an Initial Term ending March 31, 2008 unless this Agreement is terminated upon the earliest of the conditions of termination listed in Article 9.2. The term of this Agreement shall be automatically extended in one (1) year increments except upon written notice by either Party to the other not less than ninety (90) days prior to the end of the current term.

9.2                                 Conditions of Termination

                                                The conditions of termination of this Agreement are as follows.

a.                                       Mutual Agreement

                                                Upon mutual written agreement of the Parties;

b.                                      Convenience

                                                (1)           A Party that has a right to terminate this Agreement under this Section 9.2(b) is referred to as a “Terminating Party.” †, then the Terminating Party may terminate this Agreement for its sole convenience upon three (3) months prior written notice to the other of its intent to terminate this Agreement; provided, that over such 3-month period both parties shall continue performance in compliance with this Agreement. For purposes of Article 9.2(b)(1), DC Ventures GmbH and its successors shall not be deemed a †; provided that its Affiliates shall not be subject to such exclusion.

                                                (2)           Except as provided in Article 9.2(b)(1) above: (i) With respect to the commitments made herein for the first two (2) years or for a one-year extended term once it has commenced, this Agreement may not be

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

                                                                terminated for the sole convenience of either Party; and (ii) With respect to termination of commitments made herein for years 3, 4, 5,  either Party may terminate this Agreement for its sole convenience upon twelve (12) months prior  written notice to the other of its intent to terminate this Agreement provided over such 12 months period both Parties shall continue performance in compliance with this Agreement.

c.                                       Default

                                                Upon notice in writing by one Party to the other if:

(1)                                  the other Party fails to perform or observe any material term of this Agreement and, in the case of a remediable breach, fails to remedy such breach or present a mutually agreeable plan to remedy such breach, within  thirty (30) days of receipt of notification requiring it to do so;

(2)                                  the other Party ceases to carry on its business for more than 30 consecutive days  except in the case of Force Majeure events as set forth in Article 11.11; or

(3)                                  any action, application or proceeding is taken in respect to the other Party, which materially prevents or restricts the terminating Party from receiving the benefits of this Agreement, for (a) a voluntary arrangement or composition or reconstruction of its debts; (b) the presentation of an administrative petition; (c) its winding up or dissolution; (d) the appointment of a liquidator, trustee, receiver, administrative receiver or similar officer; (e) a petition for a bankruptcy order or an application for a voluntary arrangement; or (f) any similar action, application or proceeding in any jurisdiction to which it is subject.

9.3           Results of Termination

                                                The provisions contained in this Agreement which by their terms or operation are intended to survive any termination of this Agreement (including, Articles 4, 6, 7.1, 7.2, 7.3, 8, 10.1(a), 10.1(c) and 11.6 and any obligations for payments between the Parties that have accrued before the effective date of the termination ) shall survive any such termination. In addition, unless otherwise agreed in a mutual termination agreement under Article 9.2(a):

a.                                       If termination occurs after payment of the WTAF, then the Iteris License shall become a perpetual and Exclusive license.

b.                                      If termination occurs before payment of the WTAF and termination is effected by: (1) mutual agreement under Article 9.2(a); (2) Valeo for its convenience under Article 9.2(b)(1); (3) Iteris for its convenience under Article 9.2(b)(2); or (4) Valeo for default by Iteris under Article 9.2(c), then Valeo may accelerate payment on the balance of the WTAF prior to the termination date and, once Iteris has received the balance of the WTAF, the Iteris License shall become a perpetual and Exclusive license.

c.                                       If termination occurs before payment of the WTAF and termination is effected by: (1) Iteris for its convenience under Article 9.2(b)(1); (2) Valeo for its convenience under Article 9.2(b)(2); or (3) Iteris for default by Valeo under Article 9.2(c), then the Iteris License shall become a perpetual and non-exclusive license for Customers for which Valeo has commenced production.  Also, the Iteris License shall become a non-exclusive license for Customers for which Valeo has received, at time of termination, an executed letter of intent for development leading to production.  If the letter of intent leads to production before expiration of the letter (and any extensions), then the Iteris License shall become a perpetual and non-exclusive license for that Customer.  If the letter of intent does not lead to production, then the Iteris License shall terminate upon expiration of the letter of intent for that Customer.  The Iteris License shall otherwise terminate.

d.                                      If termination occurs before payment of the WTAF and termination is effected by: (1) Valeo for its convenience under Article 9.2(b)(1); (2) Iteris for its convenience under Article 9.2(b)(2); or (3) Valeo for default by Iteris under Article 9.2(c), then the Iteris License shall become a perpetual and Exclusive license for Customers for which Valeo has commenced production.  Also, the Iteris License shall become an Exclusive license for Customers for which Valeo has received, at time of termination, an executed letter of intent for development leading to production.  If the letter of intent leads to production before expiration of the letter (and any extensions), then the Iteris License shall become a perpetual and Exclusive license for that Customer.  If the letter of intent does not lead to production, the Iteris License shall become a perpetual and non-exclusive license upon expiration of the letter of intent for that Customer.  The Iteris License shall otherwise become a perpetual and non-exclusive license.

e.                                       The licenses under Articles 9.3(a-d) shall be subject to Articles 7.3(b) and 7.3(e) (but for its last sentence). The definition of “Exclusive” in Article 7.3(a) shall apply to Article 9.3 generally.

f.                                         If termination occurs before payment of the WTAF, Valeo chooses not to accelerate payment on the balance of the WTAF prior to the termination date and the termination is effected by mutual agreement under Article 9.2(a), then the Parties shall negotiate in good faith the terms of the Iteris License.

g.                                      For the Iteris License surviving termination, (i) if Valeo breaches by failing to perform or observe any material term surviving termination, then Iteris may terminate the Iteris License; provided that in the case of a remediable breach, within four (4) months of receipt of notification of the breach, Valeo may remedy the breach or present a mutually agreeable plan to remedy the breach; and (ii) if Iteris breaches by failing to perform or observe any term surviving termination that dilutes Valeo’s rights under the surviving Iteris License in any material respect or impairs Valeo’s ability to sell Products pursuant to the terms of the surviving Iteris License in any material respect, then the Iteris License shall become royalty-free; provided that in the case of a remediable breach, within four (4) months of receipt of notification of the breach, Iteris may remedy the breach or present a mutually agreeable plan to remedy the breach.  If Iteris remedies the breach or presents a mutually agreeable plan within the four (4) month period, then the Iteris License shall become royalty bearing at the end of the four (4) month period.  If Iteris fails to remedy the breach or present a mutually agreeable plan within the four (4) month period, then the Iteris License shall become perpetually royalty free.  The Iteris License of this Article shall be subject to Article 7.3(e) (but for its last sentence).

h.                                      Upon termination of this Agreement, each Party shall promptly return to the other Party all equipment, tooling and other materials owned, purchased by, or purchased on behalf of the other Party that is in its possession or control or the possession or control of third parties on its behalf.

Article 10
Special Provisions

10.1                           Obligations of the Parties regarding LDWS Technology

a.                                       Throughout the term of this Agreement, Iteris shall undertake and support improvements of Iteris Background  Technology at its own expense in order to optimize the performance and cost competitiveness of the Products. After any expiration or termination of this Agreement, Iteris shall provide the foregoing support on commercially reasonable mutually agreeable terms.

b.                                      During the term of this Agreement, Iteris shall not engage, directly or indirectly (including through consultants or contractors) in the development of vision-based LDWS Technology, including Iteris’s LDWS Technology, for Class 1 and 2 vehicles other than for use by Valeo pursuant to the terms of this Agreement.

c.                                       Valeo shall not sublicense or otherwise authorize any third party, including its Affiliates, to sell Products to any Customer(s) if such sublicense or other authorization avoids or otherwise reduces the Product royalty that would be payable to Iteris if Valeo were to sell directly to the same Customer(s).

10.2                           †

At any time in its sole discretion, Iteris may seek third party investment specifically for the development of or other participation in development of automotive functions involving Iteris technologies other than vision-based LDWS Technology. †

10.3         †

a.                                       If Iteris decides, including through its shareholders or directors, to decrease significantly or cease the development of the AutoVue™ Operations, †

b.                                      At any time in its sole discretion, Iteris may seek to sell its AutoVue™ Operations. †

(i)                                     †

(ii)                                  †

(iii)                               †

(iv)                              †

(v)                                 †

c.                                       †

d.                                    †

e.                                       †

10.4                           Both Parties recognize that parallel development of products incorporating Iteris’s LDWS Technology for their respective markets (Valeo—Class 1 and 2; Iteris—Class 3 through 8) could result in opportunities to reduce manufacturing costs through quantity purchases of common parts such as cameras, lens, etc. To the maximum extent reasonably commercially practical, the Parties agree to cooperate in such procurements by pooling purchases or reselling one to the other so that the Parties achieve the benefits of quantity purchases.

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

Article 11
Miscellaneous Provisions

11.1                           Contacts are as listed below or as either Party may designate and notify the other Party in writing.

Iteris

Project/Technical                 †
†
Iteris, Inc.
1515 S. Manchester Avenue
Anaheim, CA 92802-2907
†
†

Contract                                  †
Iteris, Inc.
1515 S. Manchester Avenue
Anaheim, CA 92802-2907
†
†

Valeo

Project/Technical                                                   †
†
Valeo Schalter und Sensoren GmbH
Stuttgarter Str.
74321 Bietigheim-Bissingen
Germany

†
†

Contract                                                                                                  †
†
†

†
†

11.2                           Except as otherwise provided herein, all notices, requests and demands to or upon a Party hereto, to be effective, shall be in writing and shall be sent by personal delivery against receipt, by prepaid express courier, or by facsimile, confirmed by hard copy sent by mail or courier, and shall be deemed to have been validly served, given or delivered

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.

                                                immediately when delivered personally against receipt, at the date and time of delivery recorded by the courier if delivery is by express courier, or, in the case of facsimile notice, when sent and receipt is confirmed by a valid transmission report.

11.3                           This Agreement shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both Parties.  The failure of a Party to insist on strict performance of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same.

11.4                           Should any one or several of the provisions of this Agreement be or become invalid, illegal, unenforceable, or in conflict with any law this shall not affect the validity of the other provisions.  The Parties agree to replace the legally invalid provision, if possible, by an effective provision whose economic effect is as similar as possible to the original provision, and the Parties agree that this new provision shall be deemed to have been agreed upon from the time when the original provision became invalid.

11.5                           Each Party’s obligations hereunder shall be subject to all applicable export control regulations  and each Party agrees not to export any item resulting from this Agreement for ultimate delivery to those areas to which delivery would be forbidden under applicable law.

11.6                           This Agreement is based on mutual trust and confidence.  The Parties to this Agreement shall try to settle any disputes amicably through their management representatives.  The responsible managers of the signatory Parties to the Agreement shall first meet in person and make a good faith attempt to resolve any such dispute.  If after such good faith attempt, the responsible managers cannot otherwise settle or resolve the claim or controversy, the senior executive management representatives of each Party shall meet in person and make a good faith attempt to resolve or settle the matter.

a.                                       In the event of any disputes over whether a patent or other intellectual property is deemed Background or Foreground Technology under this Agreement, the Parties, patent counsel for the Parties, or both shall meet in person in a good faith effort to resolve the dispute (which resolution may call for the submission of the dispute to a neutral third party for facilitative mediation), within one month of notification of the dispute.  If such meeting does not result in an agreement, then within one month the Parties shall submit the dispute to arbitration by a panel of three independent third party patent attorneys each having at least 7 years of experience, who shall make the determination.  Each Party shall select one panelist with the final panelist selected by the two initially selected panelists.  The determination shall be made by the panel based upon the submission of a written brief by each Party (not to exceed 20 pages) with any necessary attachments, and a hearing consisting of a maximum of one hour per side of oral argument, with no testifying witnesses.  The briefing and hearing shall occur no later than two months from the date of selection of the panel. The panel shall be required to render a decision within one month of the hearing.  Parties agree that the decision of the panel shall be final and binding upon the Parties hereto. Judgment upon such an award may be entered in any court of competent jurisdiction.  Unless the Parties agree otherwise, two-thirds of the expenses of the panel shall be borne by the losing Party and the remaining one-third of the expenses of panel shall be borne by the winning Party.  The arbitration shall be carried out in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce and in English.

b.                                      Unless the Parties first cannot agree to attempt resolution by a non-binding facilitative mediation, any other dispute between the Parties arising out of this Agreement, not covered by the foregoing provision, shall be solely and finally settled by a court of arbitration consisting of three arbitrators, unless the Parties agree on arbitration with one arbitrator only, in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce and done in the English language.  The Parties agree that in the event that such an arbitration requires interpretation of the claims or validity of any patent at least one of the arbitrators shall be a mutually agreeable independent third party patent attorney, having at least 10 years of relevant patent experience. The place of arbitration shall be in New York, New York. The award thereof shall be final and binding upon the Parties hereto. Judgment upon such an award may be entered in any court of competent jurisdiction.  Either Party may call for arbitration by providing thirty days written notice of intent to refer any matter to arbitration under this Agreement

11.7                           This Agreement shall be subject to the laws of the State of New York, except for its conflict of laws rules and excluding any International Convention regarding the International Sale of Goods.

11.8                           Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party hereto without the prior written consent of the other Party hereto, except that without securing such prior consent, either Party hereto shall have the right to assign this Agreement, in whole or in part, to any of its Affiliates or to any successor by way of merger or consolidation or the acquisition of substantially all of the business and assets of such Party relating to the subject matter of this Agreement, provided that such successor shall expressly assume all of the obligations and liabilities of such Party under this Agreement to the extent assigned, and provided further, that such Party shall remain liable and responsible to the other Party hereto for the performance and observance of all such obligations.

11.9                           Any news release, public announcement, advertisement or publicity (“Release”) proposed to be released by either Party concerning the specific rights or obligations of the other Party in connection with this Agreement or non-public information involving the other Party shall be subject to the approval of the other Party prior to release. Further, any Release by one Party involving the application of LDWS Technology to the vehicle market identified to the other Party (Class 1 and Class 2 Vehicles for Valeo and Class 3 through Class 8 Vehicles for Iteris) shall be subject to the approval of the other Party prior to Release.  However, either Party may, without the approval of the other Party, issue any Release that is of a general nature or that promotes or advocates application of

                                                LDWS Technology, and such Releases may include general references to the other Party, the cooperation between the Parties, and the respective markets for which each Party is responsible.

11.10                     During the period that this Agreement is in effect and through completion of any resulting contract or subcontract arrangement, both Parties agree not to solicit for employment any technical or professional employees from the other Party without the prior written authorization of the other Party.

11.11                     Force Majeure — Neither Party shall be deemed to be in default of any provision of this Agreement for failures in performance resulting from acts or events beyond the reasonable control of such Party; including, but not limited to, acts of God, civil or military authority, civil disturbances, wars, strikes, fires, or catastrophes. If however, such condition persists for more than 90 days, the other Party may initiate termination of this Agreement in accordance with Article 9.

11.12                     This Agreement constitutes the entire understanding and agreement of and between the Parties with respect to the subject matter hereof and supersedes all prior representations and agreements. The Article and paragraph headings herein are for convenience only and shall not limit in any way the scope of any provision of this Agreement.

IN WITNESS, WHEREOF, the Parties hereto have executed this Agreement in duplicate as of the date herein above indicated.

Valeo Schalter und Sensoren GmbH	Iteris, Inc.

By: †	By: †

Name: †	Name: †

Title: †	Title: †

Date: September 29, 2003	Date: September 29, 2003

† In accordance with Rule 24b-2 under the Securities Exchange Act of 1934, this confidential information has been omitted from this exhibit pursuant to a request for confidential treatment, and has been filed separately with the Securities and Exchange Commission.